Exhibit 99.1

JCPENNEY APPOINTS MYRON E. (MIKE) ULLMAN, III CHIEF EXECUTIVE OFFICER,
SUCCEEDING RON JOHNSON

Plano, Texas, April 8, 2013 – The Board of Directors of J.C. Penney Company, Inc. [NYSE: JCP], today announced that Myron E. (Mike) Ullman, III has rejoined the Company as  Chief Executive Officer, effective immediately.  He has also been elected to the Board of Directors.  Mr. Ullman is a highly accomplished retail industry executive, who served as CEO of jcpenney until late 2011.  He succeeds Ron Johnson, who is stepping down and leaving the Company.

Thomas Engibous, Chairman of the Company’s Board of Directors, said, “We are fortunate to have someone with Mike’s proven experience and leadership abilities to take the reins at the Company at this important time.  He is well-positioned to quickly analyze the situation jcpenney faces and take steps to improve the Company’s performance.”

Mr. Ullman added, “While jcpenney has faced a difficult period, its legacy as a leader in American retailing is an asset that can be built upon and leveraged.  To that end, my plan is to immediately engage with the Company’s customers, team members, vendors, and shareholders, to understand their needs, views, and insights.  With that knowledge, I will work with the leadership team and the Board to develop and clearly articulate a game plan to establish a foundation for future success.”

Mr. Engibous added, “On behalf of the Board of Directors, we would like to thank Ron Johnson for his contributions while at jcpenney and wish him the best in his future endeavors.”

About Myron E. (Mike) Ullman, III

Mike Ullman is a veteran retail industry executive with more than 25 years of experience who has served in leadership roles at several of the world’s best-known retail companies.  Prior to spending seven years leading jcpenney, as Chairman and CEO through November 2011 and Executive Chairman through January 2012, he served as Directeur General of the world’s largest luxury group, LVMH Moët Hennessy Louis Vuitton, in Paris; Chairman and Chief Executive Officer of DFS Group Limited, the world’s leading travel retailer; and Chairman and Chief Executive Officer of R.H. Macy & Co., Inc. Mr. Ullman’s prior retail experience also includes leading Wharf Holdings Ltd. in Hong Kong and posts at Federated Department Stores earlier in his career. In addition, he previously served as a White House Fellow in the Reagan Administration, Vice President of Business Affairs at the University of Cincinnati, and as an International Account Manager for IBM Corporation.

Mr. Ullman currently serves on the boards of directors of Starbucks Corporation (NASDAQ: SBUX), Saks Incorporated (NYSE: SKS), and the COFRA Group headquartered in Zug, Switzerland, and as Deputy Chairman of the Federal Reserve Bank of Dallas. He is an advisor to the board of directors of the Retail Industry Leaders Association and is a past Chairman of the National Retail Federation. He is also Chairman of the Board of Mercy Ships International, a global medical and human services charity. He previously served as a director of Ralph Lauren Corporation; Taubman Centers, Inc.; LVMH Moët Hennessy Louis Vuitton; Federated Department Stores; and Segway, LLC.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity,  our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Public Relations: (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com